EXHIBIT 10.7

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”) is made and entered into as of September 28, 2022, by and between Idera Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Bell Merger Sub II, LLC, a Delaware limited liability company (“Surviving Entity”) (solely with respect to Section 4 hereof), and NovaQuest Co-Investment Fund XV, L.P (“NovaQuest,” and together with Parent, each a “Party,” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, in connection with entry into that certain Agreement and Plan of Merger, dated on or about the date hereof (together with any and all exhibits and schedules thereto, the “Merger Agreement”), by and among Aceragen, Inc., a Delaware corporation (the “I”), Parent, Bell Merger Sub I, Inc., a Delaware corporation, and Surviving Entity, and contingent upon the consummation of the Closing, pursuant to a separate Termination Agreement, the Parties intend to terminate (i) that certain Investors’ Rights Agreement, dated March 24, 2021 (the “Investors’ Rights Agreement”) between NovaQuest and the Company and (ii) that certain Voting Agreement, dated March 24, 2021 between NovaQuest and the Company (the “Voting Agreement” and together with the Investors’ Rights Agreement, the “Stockholder Agreements”);

WHEREAS, the Parent wishes to establish certain board observer and registration rights for the benefit of NovaQuest in respect of the Parent, as an inducement to terminate the Stockholder Agreements; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to assume the Company’s obligations under (i) that certain Stock and Warrant Purchase Agreement, dated March 24, 2021, by and between the Company and NovaQuest, as amended by Amendment to Stock and Warrant Purchase Agreement dated October 25, 2021 (together any attachments, additional amendments and other related agreements thereto, the “SPA”), (ii) that certain Sales Distribution and PRV Agreement, dated October 25, 2021, by and between the Company and NovaQuest (together any attachments, amendments and other related agreements thereto, the “Sales Distribution and PRV Agreement”), (iii) that certain Security Agreement, dated March 24, 2021, by and between the Company and NovaQuest (together any attachments, amendments and other related agreements thereto, the “Security Agreement”) and (iv) that certain Patent Security Agreement, dated March 24, 2021, by and between the Company and NovaQuest (together any attachments, amendments and other related agreements thereto, the “Patent Security Agreement” and, collectively with the SPA, the Sales Distribution and PRV Agreement and the Security Agreement, the “Prior Agreements”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Observer Rights & Obligations. Subject to Section 2 below:

1.1Observer Rights. At such time as Ron Wooten is not serving on the Parent Board, the Parent shall allow one representative designated by NovaQuest and approved by the

Parent Board (the “Observer”), which approval shall not be unreasonably withheld, to attend all meetings of the Parent Board and the audit committee, the compensation committee and the nominating and corporate governance committee thereof (each a “Parent Committee” and together, the “Parent Committees”) in a nonvoting capacity (including “executive sessions”). Such Observer shall be a managing director or an investment professional of NovaQuest Capital Management LLC. Prior to the termination of NovaQuest’s observer rights as set forth in Section 1.6 hereof, and no more than once per calendar year, NovaQuest shall have the right to change the Observer (subject to the approval of the Parent Board specified above). Except as set forth in Section 2 below, the Observer may observe, take notes and participate fully in discussions at all meetings of the Parent Board and the Parent Committees, but in no event shall the Observer, in his or her capacity as such: (a) be deemed to be a director or a member of, or consultant or advisor to, the Parent Board or any Parent Committee; or (b) have the right to call a meeting of the Parent Board or any Parent Committee or vote on or propose any motions, resolutions or other actions for a vote or approval by the Parent Board or any Parent Committee. None of Parent, the Parent Board, or any Parent Committee shall have any obligation to act upon or consider any recommendations of or input from the Observer. Subject to Section 1.2 and Section 1.5 below, Parent shall allow the Observer to attend all meetings of the Parent Board and the Parent Committees in the same manner it allows any directors on the Parent Board, in accordance with the bylaws of the Parent, including in person (if an in-person meeting) or by telephone or other electronic means of communication by which such meeting is held and pursuant to which all participants in the meetings can hear and be heard by each other. Without limiting the notice and information rights and obligations in Section 1.5 below, the presence of the Observer shall not be required for purposes of establishing a quorum at any meeting of the Parent Board or any Parent Committee, or for the calling to order of any such meeting of the Parent Board or Parent Committee. For the avoidance of doubt, the Observer shall have no right to control the scheduling of any of the meetings described in this Section 1.1.

1.2Compliance with Parent Policies and Applicable Laws. NovaQuest acknowledges that the Observer will be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable, from time to time, to members of the Parent Board as if he or she was a board member, including, the Parent’s Code of Business Conduct and Ethics, and policies on confidentiality, ethics, hedging and pledging of Parent’s securities, public disclosures, stock trading, and stock ownership (collectively, the “Parent Policies and Procedures”). NovaQuest acknowledges that the Observer will also be required to comply with all applicable Laws. The Observer shall provide Parent with such information as is reasonably requested by Parent concerning the Observer as is required to be disclosed under applicable Law or stock exchange regulations, in each case as promptly as necessary as determined by Parent.

1.3Compliance with Securities Laws. NovaQuest agrees that Confidential Information (as defined below) is given in confidence in accordance with the terms of this Agreement, and NovaQuest will not take any action relating to the securities of Parent which would constitute insider trading, market manipulation, or any other violation of applicable securities law.

1.4Reimbursement. Parent hereby agrees to reimburse the Observer for all reasonable and appropriate out-of-pocket travel expenses incurred (consistent with Parent’s travel policy applicable to Parent Board members) in connection with attending meetings of the Parent Board and Parent Committees.

1.5Meeting Attendance Exceptions, Notice and Information Rights. Until the Observer ceases to serve in such capacity, Parent shall provide to the Observer copies of all notices, minutes, consents and other materials that Parent provides to the members of the Parent Board and Parent Committees (collectively, “Board Materials”), at the same time and in the same manner as such information is delivered to the other members of the Parent Board. Notwithstanding the immediately preceding sentence or anything else to the contrary contained herein, Parent may withhold certain Board Materials from the Observer or exclude the Observer from certain meetings (or portions of meetings) of the Parent Board and Parent Committees if the Parent Board determines, in its sole discretion and in good faith (i) that such action with respect to the Observer is necessary to avoid an actual or potential conflict of interest between Parent, on the one hand, and the Observer or any of his or her associates or Affiliates, on the other hand, comply with the terms and conditions of confidentiality agreements with third-parties or applicable law, comply with the Parent Board’s fiduciary duties and/or preserve attorney-client privilege, work product, trade secrets or similar privilege or rights or (ii) that it would otherwise not be appropriate for the Observer to attend an “executive session” or any portion thereof.

1.6Termination of Observer Rights. Subject to the Organizational Documents of Parent, this Section 1 and the rights and obligations hereunder shall immediately terminate and be of no further force and effect, upon the date on which NovaQuest no longer beneficially owns any Parent Series X Preferred Stock. Notwithstanding the foregoing, no termination of this Section 1 shall affect the rights or obligations provided in Sections 2 through 6 hereof, which shall survive such termination.

2.Confidential Information. To the extent any information obtained by the Observer from Parent is Confidential Information (as defined below), the Observer will treat any such Confidential Information in accordance with the terms and conditions of this Section 2.

2.1Definition of Confidential Information. As used in this Agreement, “Confidential Information” means any and all information or data concerning Parent or any of its Affiliates, whether in verbal, visual, written, electronic or other form (including but not limited to all Board Materials that are or contain non-public, competitive or business sensitive or proprietary information), together with all notes or information discerned from, based on or relating to any of the foregoing that may be prepared or created by the Observer; provided, however, that “Confidential Information” shall not include information that: (a) is or becomes generally available to the public (other than as a result of the unauthorized disclosure of such information in violation of this Agreement by the Observer); (b) is independently developed by the Observer without the use of Confidential Information; (c) becomes available to the Observer at any time on a non-confidential basis from a third party that is not, to the Observer’s knowledge after due inquiry, prohibited from disclosing such information to the Observer by any contractual, legal or fiduciary obligation; or (d) was known by the Observer prior to his receipt thereof from Parent as proven by written evidence.

2.2Observer Obligations. The Observer shall be required to: (a) retain all Confidential Information in strict confidence and acknowledge and agree that the disclosure of such information could cause irreparable harm to Parent and its stockholders; (b) not disclose Confidential Information in any manner to any other person or entity; and (c) use the Confidential Information solely in connection with: (i) the exercise of his or her right as a non-voting observer of the Board as provided in this Agreement; or (ii) monitoring and enforcing the Observer’s rights hereunder; provided, however, that the foregoing shall not apply to or limit any disclosure to the extent such disclosure is required to be disclosed by applicable Law, provided that, to the extent not prohibited by Law, the Observer shall give Parent prompt written notice of such requirement and cooperate with Parent to seek a protective order or other appropriate remedies to obtain assurance that confidential treatment will be accorded such Confidential Information.

2.3Return of Confidential Information. Upon the time that an Observer shall cease to serve as a non-voting observer of the Board no matter the cause, the Observer shall, as promptly as reasonably practicable (but in any case no later than three (3) business days), return all Confidential Information to the Parent and provide written certification to Parent that such materials have been so returned, are no longer in his or her possession and no copies have been retained.

3.Registration Rights.

3.1Grant of Registration Rights. In the event the Parent grants registration rights to any investor or equity holder in the Parent pursuant to a future agreement (“Future Agreement”), NovaQuest shall be granted the same registration rights with respect to its shares of Parent Common Stock issued or issuable upon exercise of that certain warrant to purchase common stock issued by the Company to NovaQuest on March 24, 2021, which is to be assumed by Parent pursuant to the Merger Agreement (the “Underlying Common Stock”), on the same terms set forth in the Future Agreement. NovaQuest shall become a party to the Future Agreement, or shall enter into a separate agreement on substantially the same terms as the Future Agreement, with respect to such registration rights, and all of NovaQuest’s Underlying Common Stock shall be deemed to be “Registrable Securities” (or other similar term) as defined in the Future Agreement and be treated for all purposes on the same terms as all other holders of such “Registrable Securities”. To the extent that the Parent, on or after the date of the execution of a Future Agreement, grants any superior or more favorable rights or terms to any investor of equity holder than those provided to NovaQuest as a result of the immediately preceding sentence, then any such superior or more favorable rights or terms shall also be deemed to have been granted simultaneously to NovaQuest, and the Company shall promptly prepare and execute such documents to reflect and provide NovaQuest with the benefit of such superior or more favorable rights and/or terms with respect to NovaQuest’s Underlying Common Stock.

3.2Termination of Registration Rights. Subject to the Organizational Documents of Parent, this Section 3 and the rights and obligations hereunder shall immediately terminate and be of no further force and effect upon the earlier of (i) the date on which NovaQuest shall have sold, either publicly pursuant to a registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), all the Underlying Common Stock, and (ii) the date on which NovaQuest can sell all of its Underlying Common Stock under Rule 144 without volume or manner of sale restrictions. Notwithstanding the foregoing, no termination of this Section 3 shall affect the rights or obligations provided in Sections 1, 2 and 4 through 6 hereof, which shall survive such termination.

4.Assignment and Assumption; Amendment. In accordance with Section 1.6(a)(ii) of the Merger Agreement, effective upon and conditioned upon the Closing, Surviving Entity hereby assigns and Parent hereby expressly assumes each of the Prior Agreements, and Parent undertakes to perform, pay, and satisfy the Company’s obligations under each of the Prior Agreements, pursuant to and in accordance with the terms and conditions of each such Prior Agreement, as the same may be amended from time to time.  The SPA is hereby amended, effective upon Parent’s assumption of same, such that the term “Product Divestiture” shall include a Change of Control (as defined in the Sales Distribution and PRV Agreement) of an Affiliate of Parent that owns or controls any Product Assets or that is a Licensee.

5.Issuances of Preferred Stock.

5.1Limitation on Preferred Stock. Parent shall not (a) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Parent Series X Preferred Stock with respect to its rights, preferences and privileges, or (b) increase the authorized number of shares of Parent Series X Preferred Stock or any additional class or series of capital stock of Parent unless the same ranks junior to the Parent Series X Preferred Stock with respect to its rights, preferences and privileges.

5.2Termination of Limitation on Preferred Stock. The rights and obligations under Section 5.1 shall immediately terminate and be of no further force and effect, upon the date on which NovaQuest no longer beneficially owns any Parent Series X Preferred Stock. Notwithstanding the foregoing, no termination of this Section 5 shall affect the rights or obligations provided in Sections 1 through 4 and 6 hereof, which shall survive such termination.

6.Miscellaneous Provisions.

6.1Amendment and Waivers. The Parties may amend, modify or supplement this Agreement only by a written agreement signed by Parent and NovaQuest. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party (subject to the limitations herein).

6.2Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Merger Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Any conflict or inconsistency between this Agreement and the Merger Agreement and/or any other documents entered into in connection therewith shall be resolved in favor of this Agreement.

6.3Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.3; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.5 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

6.4Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

6.5Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to NovaQuest:

NovaQuest Co-Investment Fund XV, L.P.
4208 Six Forks Road, Suite 920
Raleigh, NC 27609
Attention: Jonathan Tunnicliffe
E-mail: jonathan.tunnicliffe@nqcapital.com

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Daniel S. Porper
E-mail: dporper@wyrick.com

if to Parent or Surviving Entity:

Idera Pharmaceuticals, Inc.
505 Eagleview Blvd., Suite 212, Exton, PA 19341
Attention: John J. Kirby
Email Address: jkirby@iderapharma.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Richard B. Aldridge
Email Address: Richard.aldridge@morganlewis.com

6.6Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or to carry out the intent and purposes of this Agreement.

6.7Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.8Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

6.9No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.10Construction.

(a)

For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)

The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)	Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.
(e)

The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.11Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement will be paid by the Party incurring such expenses.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

NOVAQUEST:

NOVAQUEST CO-INVESTMENT FUND
XV, L.P., a Delaware limited partnership

By: NQ POF V GP, Ltd., its general partner

By:	/s/ John Bradley
Name:	John Bradley
Title:	Director

[Signature Page to Side Letter Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

COMPANY:

ACERAGEN, INC.

By:	/s/ John Taylor
Name:	John Taylor
Title:	Chief Executive Officer

[Signature Page to Side Letter Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

PARENT:
IDERA PHARMACEUTICALS, INC.

By:	/s/ Bryant D. Lim
Name:	Bryant D. Lim
Title:	Senior Vice President, General
Counsel and Secretary

SURVIVING ENTITY:
BELL MERGER SUB II, LLC

By:	/s/ Bryant D. Lim
Name:	Bryant D. Lim
Title:	Secretary

[Signature Page to Side Letter Agreement]